Exhibit (j)2 under form N-1A

Exhibit 23 under item 601/REG. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Institutional Trust:

We consent to the use of our report dated October 24, 2018, with respect to the financial statements of Federated Short-Intermediate Total Return Bond Fund, a portfolio of Federated Institutional Trust, as of August 31, 2018, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm”, in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

October 24, 2018